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EXHIBIT 10.31       AMENDMENT OF CORPORATE EXECUTIVE EMPLOYMENT AGREEMENT WITH
                    WILLIAM W. STEELE




November 14, 1994


Mr. William W. Steele
ABM Industries Incorporated
50 Fremont Street
San Francisco  CA  94105

     RE:  AMENDMENT OF CORPORATE EXECUTIVE EMPLOYMENT AGREEMENT


Dear Bill:

As you are aware, your Corporate Executive Employment Agreement ("Agreement") in effect for the fiscal year ending October 31, 1994 did not automatically renew pending further action by the Company's Executive Compensation Committee ("Committee") and Board of Directors. On October 25, 1994 the Board of Directors accepted the recommendations of the Committee, and it is the purpose of this letter to amend that Agreement effective November 1, 1994 in accordance with the Committee's recommendations as follows:

The name of the Company as set forth in the first paragraph of the Agreement shall be amended to: ABM Industries Incorporated ("ABM").

PARAGRAPH B. TITLE shall be amended in its entirety to read: Mr. Steele's title shall be President and Chief Executive Officer of ABM Industries Incorporated. The Executive Vice President, Senior Vice Presidents, Chief Financial Officer and all Division Presidents, of ABM shall report directly to Mr. Steele.

PARAGRAPH N. EXTENSION OF EMPLOYMENT shall be amended (except for its last sentence which shall remain unchanged) to read: Absent at least ninety (90) days written notice of termination from either party to the other party prior to the expiration of the Initial Term or any Extended Term of the Agreement, employment hereunder shall continue for an Extended Term of three (3) years ("Extended Term") by which Executive and Company mean that all terms and conditions of this Agreement during the Extended Term shall remain in full force and effect except that the highest base Salary specified in Paragraph X1 shall be increased annually as provided in Paragraph X.1(b) each year during the Extended Term.

PARAGRAPH X.1   SALARY shall be amended in its entirety to read:

     (a) Four Hundred Sixty Thousand Five Hundred Dollars ($460,500.) from 11/1/94 through 10/31/95.

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Mr. William W. Steele
November 14, 1994
Page Two


    (b) Effective 11/1/95 through 10/31/97, and for each year of an Extended Term of this Agreement, if any, the Salary in Paragraph X.1(a) will be adjusted upward annually to reflect the percentage increase change in the American Compensation Association ("ACA") Index for the Western Region ("ACA Index") with a six per cent (6%) maximum increase. The adjustment, if any, shall be based upon the projected ACA Index as published for the ACA fiscal year ending on the June 30th immediately preceding the effective date of the proposed increase hereunder. Notwithstanding the foregoing, there shall be no annual increase in Salary for any such year unless the Company's earnings per share ("EPS") for the fiscal year of the Company (commencing November 1 and ending October 31) ("Fiscal Year") then ending are equal to or greater than the Company's EPS for the previous Fiscal Year of the Company. There shall be no downward adjustment in salary in the event the ACA Index shows a decrease from the prior Fiscal Year.

         For example: for the Company's Fiscal Year commencing November 1, 1995, there would be no Salary increase unless the Company's EPS for the Fiscal Year of the Company ending October 31, 1995 equaled or exceeded the Company's EPS for Fiscal Year of the Company ending October 31, 1994;

PARAGRAPH X.2 BONUS Subparagraphs (c) through (e) remain unchanged; Introduction, and sub-paragraphs (a), (b) and (f) shall be amended to read:
Subject to the provisions of Paragraph X.2(f) and further subject to proration in the event of modification or termination of employment hereunder, Executive shall be paid a bonus ("Bonus") based on the profit ("Profit") for each Fiscal Year or partial Fiscal Year of the Company of employment hereunder during the Initial Term and during the Extended Term, if any, of this Agreement.

    (a) Such Bonus for each Fiscal Year of the Company shall be 0.2240 per cent of the Company's annual Profit plus 3.4760 per cent of the amount of any increase in the Company's annual Profit over the previous Fiscal Year's Profit.

    (b) Profit is defined as the consolidated income before income taxes of Company, excluding: (1) gains or losses on sales or exchanges of real property or on sales or exchanges of all or substantially all of the stock or assets of a subsidiary corporation or any other business unit of Company, (2) gains or losses on the discontinuation of any business unit of Company and, (3) the discretionary portion of any contributions made to any profit sharing, service award or similar plans.

    (f) Notwithstanding the foregoing, no Bonus for any Fiscal Year of the Company shall be payable: (i) unless the Company's EPS for the Fiscal Year then ending is equal to or greater than 80% of the Company's EPS for the previous Fiscal Year of the Company and (ii) in no event unless the Company's EPS for any Fiscal Year of the Company is equal to or greater than 80% of the Company's EPS for Fiscal Year ending October 31, 1994.

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Mr. William W. Steele
November 14, 1994
Page Three

         For example: for the Company's Fiscal Year ending October 31,1996 there would be no Bonus payable unless: (x) the Company's EPS equals or exceeds 80% of the Company's EPS for the Company's Fiscal Year ending October 31, 1995; and (y) the Company's EPS for the Fiscal Year ending October 31, 1996 equals or exceeds 80% of the Company's EPS for the Fiscal Year of the Company ending October 31, 1994.

PARAGRAPH X.4 CONSULTANCY (but not subparagraphs (a)(1) through (a)(6) which shall remain unchanged with the exception that the word "and" preceding "(6)" shall be deleted and subparagraph (b) which remain unchanged) shall be amended to read: Unless sooner terminated pursuant to Paragraph X4(b) hereof, Mr. Steele shall earn, and ABM shall pay to Mr. Steele consulting fees ("Consulting Fees") in equal monthly installments for a period of ten (10) years ("Consultancy") commencing on the earlier of: (a) 11/1/97 if Mr. Steele has remained a full-time employee of ABM hereunder form 11/1/94 through 10/31/97, or upon expiration of an Extended Term, if any, of this Agreement, whichever is later, or (b) Mr. Steele's sixty-fifth (65th) birthday. The total amount of such Consulting Fees shall be the sum of: (a) $540,000. plus (b) $76,666.67 times the number of years commencing on 11/1/94 of Mr. Steele's future full-time, active employment with ABM during an Extended Term of this Agreement.

    (a) and (7) Notwithstanding anything to the contrary expressed in the provisions of Paragraph X.3, ABM shall pay directly or reimburse Mr. Steele for any special assessment or regular dues for The Rainier Club, The 101 Club and The Washington Athletic Club, all in Seattle, as though Mr. Steele were still a full-time employee of ABM; and the provisions set forth in the final two sentences of Paragraph X.3 shall apply upon termination of the Consultancy or sale of the memberships.

    (c) If Mr. Steele dies before receiving any or all payments to Mr. Steele of such Consulting Fees, all unpaid Consulting Fees shall be paid monthly to Mr. Steele's estate commencing with the month after death or with the month in which Mr. Steele would have reached Mr. Steele's sixty-fifth (65th) birthday, whichever is later.

PARAGRAPH X.5 CONSULTANCY, MEDICAL & DENTAL BENEFITS shall be amended in its entirety to read: During the Consultancy, but not after age seventy-four (74) for either Mr. or Mrs. Steele, ABM shall provide Mr. and Mrs. Steele medical and dental benefits which, together with whatever Medicare benefits are then available to them, shall be comparable to the medical and dental benefits then provided by ABM for its executive officers; provided; however, that ABM's share of the total premium shall not exceed ABM's contribution to the total premium during the final year of Mr. Steele's full-time, active employment by ABM and Mr. Steele shall pay the balance.

PARAGRAPH X.6 RESIDENTIAL RELOCATION LOAN shall be deleted in its entirety and replaced by a new provision as follows: REIMBURSEMENT FOR MOVING EXPENSES: As and when Mr. Steele moves his household effects from the San Francisco Bay Are to King County, Washington, ABM shall reimburse Mr. Steele for his reasonable, actual moving expenses, up to a maximum of Twenty-Five Thousand Dollars ($25,000.), incurred for such moves, upon receipt of proper documentation thereof.

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Mr. William W. Steele
November 14, 1994
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In all other respects the Agreement, as previously amended, will remain unchanged.

Please sign all three (3) copies of this letter and return two (2) copies to me at the ABM Legal Department. Salary and Bonus increases will not be processed until I receive both signed copies.



Sincerely,




Harry H. Kahn

HHK/dar
Encl.


I agree to the foregoing.




                                       Date:
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